UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 1, 2007
(Date of Earliest Event Reported)

On Assignment, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-20540	95-4023433
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

26651 West Agoura Road, Calabasas, California		91302
(Address of Principal Executive Offices)		(Zip Code)

(818) 878-7900

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01               Entry into a Material Definitive Agreement.

                Employment Agreement

                On January 1, 2007, On Assignment, Inc. (the “Company”) entered into an employment agreement with James Brill (the “Employment Agreement”), which became effective as of January 1, 2007.  Pursuant to the terms of the Employment Agreement, Mr. Brill will be employed as the Senior Vice President and Chief Financial Officer of the Company through December 31, 2008, subject to automatic one-year term extensions, unless Mr. Brill or the Company provides 60-days’ notice of nonrenewal prior to the expiration of the term or any renewal period or Mr. Brill’s employment is otherwise terminated earlier in accordance with the terms of the Employment Agreement.

                Mr. Brill will receive a base salary of $275,000 for calendar year 2007, subject thereafter to annual review and increase in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”).  In addition to his base salary, Mr. Brill is also eligible to earn an annual cash bonus in respect of each calendar year during the employment period, subject to Mr. Brill’s continued employment through the payment date of any such bonus.  For calendar year 2007, Mr. Brill will be eligible to earn an annual bonus ranging from $0 – $275,000, determined by reference to the Company’s attainment of specified EBITDA objectives.  For calendar years subsequent to 2007 during the employment period, any annual bonus will be determined by reference to the attainment of objective performance criteria established and reviewed by the Committee.  In addition to any annual bonuses, Mr. Brill will be eligible to earn a one-time incentive bonus of up to $50,000 upon the attainment of performance objectives relating to the post-acquisition integration of the Company with each of Vista Staffing Solutions, Inc. and Oxford, Inc., including synergy savings and other criteria established and reviewed by the Committee.

                Mr. Brill will be eligible during the employment period to participate in welfare, incentive, savings and retirement programs that are made available generally to senior executives of the Company.  In addition, during the employment period, Mr. Brill will receive an automobile allowance of $450 per month, reimbursement of up to $1,500 per calendar year for an annual physical examination and reimbursement of up to $2,500 per calendar year for tax preparation and financial planning services.

                Mr. Brill has been granted a nonqualified stock option to purchase 100,024 shares of the Company’s common stock (the “Option”) at an exercise price per share equal to 100% of the fair market value of a share of the Company’s common stock on the last trading date prior to the date of grant.  The Option has been granted to  Mr. Brill as a material inducement to his entering into employment with the Company and has been granted outside of the Company’s Restated 1987 Stock Option Plan (As Amended and Restated April 7, 2006) (the “Equity Plan”) without shareholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A).  The Option will vest as to 25,000 shares on January 1, 2008 and as to 2,084 shares on the first of each month thereafter until fully vested, such that the Option will be vested with respect to shares on the fourth anniversary of the date of grant of the Option, subject to Mr. Brill’s continued employment through each relevant date.  Pursuant to the terms of the Executive Change of Control Agreement (described below), all shares subject to the Option will vest in full immediately prior to a change of control of the Company (as defined in the Executive Change of Control Agreement).

                In addition, the Company has granted to Mr. Brill, pursuant to the Equity Plan, 60,000 restricted stock units (“RSUs”).  The RSU grant will vest with respect to 15,000 RSUs on January 1, 2008 and with respect to 1,250 RSUs on the first of each month thereafter until fully vested, such that the RSU grant will be vested with respect to all RSUs on the fourth anniversary of the date of grant of the RSUs, subject to Mr. Brill’s continued employment through each relevant date.  Pursuant to the terms of the Executive Change of Control Agreement, all RSUs will vest in full immediately prior to a change of control of the Company (as defined in the Executive Change of Control Agreement).

                In the event that the Company terminates Mr. Brill’ employment without “cause” (as defined in the Employment Agreement) or Mr. Brill’s employment terminates due to his death or disability, Mr. Brill (or his estate) will become entitled to continued payment of his base salary (as in effect on the date of termination) for a period of 12 months following his termination of employment, subject to Mr. Brill’s (or his estate’s) execution of a general release and waiver of claims against the Company and Mr. Brill’s continued compliance with an applicable confidentiality agreement (except on a termination due to death).  If Mr. Brill becomes entitled to any payments under the Executive Change of Control Agreement, the payments under the Executive Change of Control Agreement will supersede and replace all severance payments provided for under the employment agreement.

                Executive Change of Control Agreement

                On January 1, 2007, the Company entered into an Executive Change of Control Agreement with Mr. Brill.  The Executive Change of Control Agreement provides each of these executives with severance payments and certain benefits in the event of his Involuntary Termination following a Change of Control (as such capitalized terms are defined in the Executive Change of Control Agreement).

                As a result of entering into the Executive Change of Control Agreement, Mr. Brill will not be eligible to participate in the Company’s Change in Control Severance Plan (the “Plan”), which is applicable to most of the Company’s employees.  The severance and benefits payable pursuant to the Executive Change of Control Agreement are substantially the same as the severance and benefits that would have been payable to the executives under the Plan.  Also pursuant to the Executive Change of Control Agreement, immediately prior to a Change of Control, all stock options and other equity awards then held by the executive will become fully vested and exercisable.

                A “Change of Control” will be deemed to have occurred, consistent with the Plan, upon the consummation of any of the following transactions:  (a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of the Company’s outstanding voting stock prior to such transaction; (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (c) a reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; (d) the acquisition by any person (or entity) directly or indirectly of 50% or more of the combined voting power of the outstanding shares of the Company’s capital stock; or (e) a change, during any period of two consecutive years following January 1, 2007, of a majority of the individuals who comprise the Board of Directors of the Company, subject to specified conditions and exceptions.

                An “Involuntary Termination” will be deemed to have occurred, consistent with the Plan, if the executive’s employment with the Company, or its successor following the Change of Control, is terminated by any of the following, subject to specified conditions: (a) his involuntary discharge or dismissal other than for Cause (as defined in the Executive Change of Control Agreement), (b) his resignation as a result of the company’s failure to pay him compensatory amounts owed to him or his involuntary relocation from the corporate headquarters’ metropolitan area, (c) his resignation following a reduction in his base salary or target bonus or a material reduction in his benefits, or (d) his resignation following a change in his position with the company that materially reduces his level of responsibility or authority.  The executive’s resignation for any reason or for no reason during the period commencing on the date that is six months after the date of a Change of Control and ending ten business days thereafter also would be deemed to be an “Involuntary Termination” for purposes of his Executive Change of Control Agreement.

                In the event of an Involuntary Termination following a Change of Control, the executive will be entitled to receive (a) all then accrued compensation and a pro-rata portion of his target bonus for the year in which the termination is effected, (b) a multiple of the executive’s then current base salary plus target bonus for the year in which the termination is effected, (c) continuation of insurance and other benefits for 18 months following the date of termination, (d) continued contributions to the company’s retirement plans for 18 months following the date of termination, and (e) reimbursement, up to $15,000, for outplacement services.  The multiple for subpart (b) above is 2.5.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of James Brill as Senior Vice President and Chief Financial Officer

On January 1, 2007, the Board of Directors of the Company appointed James Brill to serve as the Senior Vice President, Finance and Chief Financial Officer of the Company, effective January 1, 2007.

For a brief description of any material plan, contract or arrangement to which Mr. Brill is a party or in which he participates that is entered into in connection with his appointment as Senior Vice President and Chief Financial Officer, see Item 1.01 above.

Mr. Brill, 55, was Vice President, Finance and Chief Financial Officer of Diagnostic Products Corporation since July 1999, which was acquired by Siemens in July 2006.  From August 1998 to June 1999, Mr. Brill served as Chief Financial Officer of Jafra Cosmetics International, and as Vice President of Finance and Administration and Chief Financial Officer of Vertel Corporation from 1996 to 1998.  Mr. Brill also served as Senior Vice President, Finance and Chief Financial Officer of Merisel, Inc. from 1988 to 1996.  Mr. Brill has been a member of the Board of Directors of Onvia Inc. since March 2004.  He holds a Bachelor of Science from the United States Naval Academy and a Masters of Business Administration from the University of California Los Angeles.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: January 5, 2006	By:	/s/ Kristi Wolff
		Name:	Kristi Wolff
		Title:	Vice President of Finance and Controller